UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 19, 2007

Furniture Brands International, Inc.

(Exact name of Registrant as specified in charter)

Delaware	001-00091	43-0337683
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105

(Address of principal executive offices) (zip code)

(314) 863-1100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2007, the Company adopted an Executive Severance Plan (the “Plan”) for certain key employees selected by the Board of Directors, including two of the Company’s named executive officers: Nancy W. Webster, President, Thomasville Furniture Industries, Inc, and Lynn Chipperfield, Senior Vice President and General Counsel of the Company. The executive officers have relinquished all other previous employment agreements. The following is a summary of certain provisions of the Plan, which is effective as of May 3, 2007.

The Company will pay severance benefits pursuant to the Plan on account of either:

• involuntary termination of a participant’s employment by the Company,

or

• voluntary separation of a participant as a result of a Constructive Termination (as defined in the Plan).

However, the Company will not be required to pay severance benefits to a participant if he or she terminates employment with the Company as the result of:

• voluntary separation (a separation, including retirement, initiated by the participant), other than a voluntary separation described in the preceding paragraph;

• retirement, whether early retirement, retirement at normal retirement age or retirement following normal retirement age;

• the Company having terminated the participant’s employment for Cause (as defined in the Plan);

• death; or

• Disability (as defined in the Plan).

Additionally, a participant will not be entitled to receive any benefits under the Plan if he or she has already been provided with, or will be provided, benefits under a change of control agreement with the Company. As reported in the Company’s Current Report on Form 8-K filed on June 26, 2007, each of Ms. Webster and Mr. Chipperfield entered into such an agreement on June 19, 2007. Accordingly, neither of them will be entitled to receive any benefits pursuant to the Plan under those circumstances pursuant to which they would be entitled to receive benefits under such agreement.

If a participant is entitled to receive severance benefits under the Plan, he or she will receive the sum of:

• one times the participant’s annual base salary as of the termination date;

• the average annual bonus or incentive paid to the participant under the Short-Term Incentive Plan over the three year period (or such shorter period of time as the participant was eligible for that payment under the Short-Term Incentive Plan) immediately preceding the year of the termination date;

• an amount equal to the premiums that the participant would pay in order to secure COBRA continuation coverage under the Company’s medical plan for one year following termination of employment; and

• the additional federal, state, and local income and other taxes (other than taxes under Section 409A of the Internal Revenue Code) that will result from the payment of the amount described in the preceding bullet point.

The payment will generally be paid in a single lump-sum, less applicable withholding taxes, shortly after the termination date. However, the Plan provides for delayed payment under certain circumstances in the case of participants covered by Section 409A of the Internal Revenue Code.

Additionally, participants will receive the following benefits:

•     Participants will vest in any non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units which are outstanding on the termination date in accordance with the terms of the applicable plans;

•     Participants will be entitled to receive a payment equal to the pro-rata portion (determined as of the termination date) of the payment otherwise payable under the terms of the Company’s Long-Term Incentive Plan, with the payment made at the same time that it would have been paid if the participant continued through the end of the applicable performance period; and

•     The Company will, for a period of twelve months following the termination date, (x) reimburse the participant for the reasonable costs of outplacement services, reasonable job hunting expenses, travel costs, and financial counseling costs associated with employment transition not to exceed $40,000; and (y) allow the participant to participate in the welfare plans the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee, except for the Company’s Short-Term Disability and Long-Term Disability Plans.

Pursuant to the Plan, the participants agree to protect all confidential information of the Company that was acquired in connection with his or her service for a period of 12 months following termination and not to engage in certain “competitive activities” (as defined in the Plan) for a period of 12 months following termination of employment.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
See Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Richard R. Isaak
Name: Richard R. Isaak
Title: Controller and Chief Accounting Officer

Dated: June 27, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Severance Plan of the Company